Pricing Supplement No. 11           Filing under Rule 424(b)(3) with respect to
Dated April 26, 1999                       Registration Statement No. 333-00745
CUSIP 37033LFH4

(To Prospectus dated February 23, 1996 and
 Prospectus Supplement dated February 28, 1996)


                                  $500,000,000

                               GENERAL MILLS, INC.

                           MEDIUM-TERM NOTES, SERIES E


                      Principal amount:     $25,000,000
         Interest Rate (if fixed rate):     6.27% per annum
                       Stated Maturity:     April 30, 2019
                    Specified Currency:     U.S. Dollars
     Applicable Exchange Rate (if any):     N/A
       Issue price (as a percentage of
                     principal amount):     100%
        Selling Agent's Commission (%):     2.4%
                           Agent's Fee:     $600,000
           Purchasing Agent's discount
                     or commission (%):     N/A
           Net proceeds to the Company:     $24,400,000.00
 Settlement date (original issue date):     April 30, 1999
                Interest Payment Dates:     Monthly on the 30th of each month,
                                            beginning May 30, 1999, subject to
                                            the following business day
                                            convention
 Redemption Commencement Date (if any):     Redeemable by the Company at
                                            its option in whole,
                                            semi-annually on each April 30
                                            and October 30, commencing
                                            April 30, 2003, at a redemption
                                            price of 100% of principal amount,
                                            upon 30 calendar days notice
                                            and as described under "Description
                                            of Notes - General" in the
                                            Prospectus Supplement.
            Redemption prices (if any):     100%
                      Additional Items:     N/A

      "N/A" as used herein means "Not Applicable." "A/S" as used herein means "as stated in the Prospectus Supplement referred to above."

      If such Notes are denominated in other than U.S. Dollars, the applicable Foreign Currency Supplement is attached hereto.

      As of the date of this Pricing Supplement, the aggregate initial public offering price (or its equivalent in other currencies) of the Debt Securities (as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement relates) is $467,725,000.


                               MERRILL LYNCH & CO.

                           -------------------------

                                 NORTH CAROLINA

      The Commissioner of Insurance of the State of North Carolina has not approved or disapproved this offering nor has the Commissioner passed upon the accuracy or adequacy of this Prospectus.